April 21, 2015	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$0.83 Per Diluted Common Share

Preliminary Financial Results for the Quarter Ended March 31, 2015:

•	Total Loans: Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $102.9 million, or 3.9%, from December 31, 2014, to March 31, 2015, primarily in the areas of commercial real estate loans, other residential loans, consumer loans, and construction loans. Net decreases in the acquired loan portfolios totaled $20.4 million in the three months ended March 31, 2015.
•	Net Interest Income: Net interest income for the first quarter of 2015 increased $6.1 million to $44.1 million compared to $38.0 million for the first quarter of 2014. Net interest margin was 4.82% for the quarter ended March 31, 2015, compared to 4.66% for the first quarter of 2014 and 5.08% for the quarter ended December 31, 2014. The increase in the margin from the prior year first quarter was primarily the result of increases in average loan balances and reductions in interest expense due to the repayment of high-rate borrowings at the end of the second quarter of 2014. In addition, the Company collected amounts on certain acquired loans from customers which had previously not been expected to be collectible (see "Net Interest Income"), resulting in 10 basis points of the total net interest margin reported. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 98 basis points for the quarter ended March 31, 2015 and 97 basis points for the quarter ended March 31, 2014. For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."
•	Asset Quality: Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement and are accounted for and analyzed as loan pools rather than individual loans, totaled $66.0 million at March 31, 2015, a decrease of $2.7 million from $68.7 million at December 31, 2014 and a decrease of $12.4 million from $78.4 million at March 31, 2014. Non-performing assets were $42.4 million, or 1.04% of total assets, at March 31, 2015, compared to $43.7 million, or 1.11% of total assets, at December 31, 2014 and $55.9 million, or 1.48% of total assets, at March 31, 2014. Net charge-offs were $664,000 for the three months ended March 31, 2015, compared to net charge-offs of $3.5 million for the three months ended March 31, 2014 and net recoveries of $302,000 for the three months ended December 31, 2014.
•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2015, the Company's Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 10.9%, Tier 1 Capital Ratio was 13.6%, and Total Capital Ratio was 14.8%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2015, were $0.83 per diluted common share ($11.5 million available to common shareholders) compared to $0.63 per diluted common share ($8.7 million available to common shareholders) for the three months ended March 31, 2014.

For the quarter ended March 31, 2015, annualized return on average common equity was 12.63%, annualized return on average assets was 1.14%, and net interest margin was 4.82%, compared to 10.66%, 0.96% and 4.66%, respectively, for the quarter ended March 31, 2014.

President and CEO Joseph W. Turner commented, "We are pleased to report first quarter earnings of $0.83 per diluted common share as compared to $0.63 in the same period of 2014. Earnings were driven by strong loan growth throughout the Company's eight-state footprint and in most loan types. Total loans, excluding acquired covered and non-covered loans and mortgage loans held for sale, increased $103 million, or nearly 4%, from the end of 2014. Net interest margin was 4.82% for the quarter ended March 31, 2015, compared to 4.66% for the same period in 2014. Credit quality trends remained stable compared to the end of 2014 with a decrease of $2.7 million in total non-performing assets and potential problem loans, excluding FDIC-acquired covered and non-covered loans.

"Our capital remained strong in the first quarter. As of March 31, 2015, total stockholders' equity was $428.9 million, or 10.5% of assets, and common stockholders' equity was $370.9 million, or 9.1% of assets. Book value per common share increased from $26.30 at the end of 2014 to $26.93 at the end of the first quarter of 2015."

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2015	2014
Net interest income	$44,125	$37,966
Provision for loan losses	1,300	1,691
Non-interest income	(56)	924
Non-interest expense	27,242	25,894
Provision for income taxes	3,874	2,487
Net income	$11,653	$8,818

Net income available to common shareholders	$11,508	$8,673
Earnings per diluted common share	$0.83	$0.63

NET INTEREST INCOME

Net interest income for the first quarter of 2015 increased $6.1 million to $44.1 million compared to $38.0 million for the first quarter of 2014.  Net interest margin was 4.82% in the first quarter of 2015, compared to 4.66% in the same period of 2014, an increase of 16 basis points.  For the three months ended March 31, 2015, the net interest margin decreased 26 basis points compared to the net interest margin of 5.08% in the three months ended December 31, 2014.  The average interest rate spread was 4.73% for the three months ended March 31, 2015, compared to 4.55% for the three months ended March 31, 2014.  For the three months ended March 31, 2015, the average interest rate spread decreased 26 basis points compared to the average interest rate spread of 4.99% in the three months ended December 31, 2014.

During the three months ended March 31, 2015, the Company collected $891,000 on certain acquired loans from customers with loans which had previously not been expected to be collectible. In accordance with the Company's accounting methodology, these collections were accounted for as increases in estimated cash flows and were recorded as interest income, thereby increasing net interest income and net interest margin. The positive impact on net interest margin in the three months ended March 31, 2015 (annualized) was approximately 10 basis points. These collections related to acquired loans which were subject to loss sharing agreements with the FDIC; therefore, 80% of the amounts collected, or $713,000, is owed to the FDIC. This $713,000 of expense is included in non-interest income under "accretion (amortization) of income related to business acquisitions."

The Company's net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the first quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Additional estimated cash flows, primarily related to the InterBank loan portfolios, were recorded in the quarter ended March 31, 2015.

In addition, beginning in the quarter ended December 31, 2014, the Company's net interest margin has been impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the June 2014 Valley Bank FDIC-assisted transaction.  Beginning with the quarter ended December 31, 2014, the cash flow estimates have increased for certain of the Valley Bank loan pools primarily based on significant loan repayments and also due to collection of certain loans, thereby reducing loss expectations on certain of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of these loan pools.  The Valley Bank transaction does not include a loss sharing agreement with the FDIC.  Therefore, there is no related indemnification asset. The entire amount of the discount adjustment will be accreted to interest income over time with no offsetting impact to non-interest income.  The amount of the Valley Bank discount adjustment accreted to interest income for the quarter ended March 31, 2015 was $1.1 million, and is included in the impact on net interest income/net interest margin amount in the table below.  Based on current estimates, we anticipate recording additional interest income accretion of $1.7 million in the remainder of 2015 related to these Valley Bank loan pools.

The impact of these adjustments on the Company's financial results for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2015		March 31, 2014
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$8,963	98 bps	$7,903	97 bps
Non-interest income	(6,679)		(6,336)
Net impact to pre-tax income	$2,284		$1,567

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $25.2 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(20.7) million. Of the remaining adjustments, we expect to recognize $16.3 million of interest income and $(12.6) million of non-interest income (expense) during the remainder of 2015.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to evaluate its estimate of expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended March 31, 2015 increased 15 basis points when compared to the year-ago quarter.  The increase in net interest margin is primarily due to a decrease in interest expense on FHLB advances and structured repurchase borrowings, due to the payoff of FHLB advances and structured repurchase agreements, as discussed in the quarter ended June 30, 2014 Quarterly Report on Form 10-Q.  In addition, the mix of assets has continued to change through an increase in the average balance of loans and a decrease in the average balance of investment securities.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2015, non-interest income decreased $980,000 to $(56,000) when compared to the quarter ended March 31, 2014, primarily as a result of the following increases and decreases:

•	Other Income: Other income decreased $1.3 million compared to the prior year quarter. The decrease was primarily due to non-recurring debit card-related income of $1.0 million recognized during the 2014 quarter.
•	Amortization of income related to business acquisitions: The net amortization expense related to business acquisitions was $6.9 million for the quarter ended March 31, 2015, compared to $6.4 million for the quarter ended March 31, 2014. The amortization expense for the quarter ended March 31, 2015, consisted of the following items: $6.2 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $486,000 of amortization of the clawback liability. In addition, the Company collected amounts on various problem assets acquired from the FDIC totaling $891,000. Under the loss sharing agreements, 80% of these collected amounts must be remitted to the FDIC; therefore, the Company recorded a liability and related expense of $713,000. Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $496,000.
•	Gains on sales of single-family loans: Gains on sales of single-family loans increased $391,000 compared to the prior year quarter. This increase was due to an increase in originations of fixed-rate loans in the 2015 period. Fixed rate single-family loans originated are subsequently sold in the secondary market.
•	Service charges and ATM fees: Service charges and ATM fees increased $476,000 compared to the prior year quarter, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2015, non-interest expense increased $1.3 million to $27.2 million when compared to the quarter ended March 31, 2014, primarily as a result of the following items:

•	Expenses related to operations of former Valley Bank: The Company incurred approximately $1.3 million of additional non-interest expenses during the quarter ended March 31, 2015, related to the operations of former Valley Bank banking centers and related banking activities, acquired through the FDIC in June 2014. Those expenses included approximately $470,000 of compensation expense, approximately $346,000 of net occupancy expense, approximately $182,000 of computer and equipment expense, and $38,000 of legal and professional fees and various other expenses.

Partially offsetting the increase in non-interest expense was a decrease in the following items:

•	Expense on foreclosed assets: Expense on foreclosed assets decreased $465,000 compared to the prior year period primarily due to write-downs on foreclosed assets during the 2014 period. There were no comparable write-downs during the current year period.
•	Legal, audit and other professional fees: Legal, audit and other professional fees decreased $310,000 compared to the prior period, primarily due to reduced costs for collections related to foreclosed assets and problem loans.

The Company's efficiency ratio for the quarter ended March 31, 2015, was 61.82% compared to 66.58% for the same quarter in 2014.  The improvement in the ratio in the 2015 three month period was primarily due to the increase in net interest income, which is discussed above, partially offset by the increase in non-interest expense and the decrease in non-interest income.  The Company's ratio of non-interest expense to average assets decreased from 2.83% for the three months ended March 31, 2014 to 2.67% for the three months ended March 31, 2015.  The decrease in the current three month period ratio was primarily due to the increase in average assets in the 2015 period compared to the 2014 period.  Average assets for the quarter ended

March 31, 2015, increased $410.2 million, or 11.2%, from the quarter ended March 31, 2014, primarily due to the Valley acquisition in June 2014, and organic loan growth, partially offset by decreases in investment securities and FDIC indemnification assets.

INCOME TAXES

For the three months ended March 31, 2015 and 2014, the Company's effective tax rate was 25.0% and 22.0%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of certain investment tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 22-25% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of March 31, 2015, total stockholders' equity was $428.9 million (10.5% of total assets).  As of March 31, 2015, common stockholders' equity was $370.9 million (9.1% of total assets), equivalent to a book value of $26.93 per common share.  Total stockholders' equity at December 31, 2014, was $419.7 million (10.6% of total assets). As of December 31, 2014, common stockholders' equity was $361.8 million (9.2% of total assets), equivalent to a book value of $26.30 per common share.  At March 31, 2015, the Company's tangible common equity to total assets ratio was 8.9%, compared to 9.0% at December 31, 2014. The tangible common equity to total risk-weighted assets ratio was 11.1% and 11.0% at March 31, 2015, and December 31, 2014, respectively.

On a preliminary basis, as of March 31, 2015, the Company's Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 10.9%, Tier 1 Capital Ratio was 13.6%, and Total Capital Ratio was 14.8%.  On March 31, 2015, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 9.3%, Common Equity Tier 1 Capital Ratio was 11.5%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 12.7%.  These capital ratios are still subject to change pending final review and submission of our call reports.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury's Small Business Lending Fund (SBLF) program.  Through the SBLF, in August 2011, the Company issued a new series of preferred stock with an aggregate liquidation amount totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the first quarter of 2015 was 1.0% and the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended March 31, 2015, decreased $391,000 to $1.3 million when compared with the quarter ended March 31, 2014.  At March 31, 2015, the allowance for loan losses was $39.1 million, an increase of $636,000 from December 31, 2014.  Total net charge-offs were $664,000 and $3.5 million for the quarters ended March 31, 2015, and 2014, respectively.  For the quarter ended March 31, 2015, two relationships made up $488,000 of the total $664,000 in net charge-offs.  The decrease in net charge-offs in the three months ended March 31, 2015, was consistent with our expectations, as indicated in previous filings.  The increase in the allowance for loan losses was primarily due to loan growth.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.31% and 1.34% at March 31, 2015 and December 31, 2014, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at March 31, 2015, based on recent reviews of the Company's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At March 31, 2015, there were no material non-performing assets or potential problem loans that were previously covered, and are now not covered, under the TeamBank or Vantus Bank non-single-family loss sharing agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $24.8 million, net of discounts, at March 31, 2015.

The loss sharing agreement for the non-single-family portion of the loans acquired in the Vantus Bank transaction ended on September 30, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage.  At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $21.9 million, net of discounts, at March 31, 2015.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at March 31, 2015, were $42.4 million, a decrease of $1.3 million from $43.7 million at December 31, 2014, and a decrease of $13.5 million from $55.9 million at March 31, 2014.  Non-performing assets, excluding

FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 1.04% at March 31, 2015, compared to 1.11% at December 31, 2014 and 1.48% at March 31, 2014.

Compared to December 31, 2014, non-performing loans decreased $2.0 million to $6.1 million at March 31, 2015, and foreclosed assets increased $802,000 to $36.3 million at March 31, 2015.  Non-performing commercial real estate loans comprised $3.1 million, or 51.6%, of the total of $6.1 million of non-performing loans at March 31, 2015, a decrease of $1.6 million from December 31, 2014.  Non-performing one-to four-family residential loans comprised $1.5 million, or 25.0%, of the total non-performing loans at March 31, 2015, a decrease of $145,000 from December 31, 2014.  Non-performing consumer loans decreased $3,000 in the three months ended March 31, 2015, and were $1.1 million, or 18.3%, of total non-performing loans at March 31, 2015.

Compared to December 31, 2014, potential problem loans decreased $1.5 million to $23.5 million at March 31, 2015.  This decrease was due to $1.3 million in payments, $602,000 in loans transferred to the non-performing category and $297,000 removed from potential problem loans, partially offset by the addition of $748,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended March 31, 2015, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	109	—	—	—	(53)	—	56
Land development	255	—	—	(50)	—	(197)	(8)	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,665	373	(245)	—	(123)	(8)	(142)	1,520
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	4,699	665	(187)	—	(2,032)	(2)	(9)	3,134
Commercial business	411	150	—	(28)	—	(224)	(58)	251
Consumer	1,117	348	(97)	—	(63)	(67)	(124)	1,114

Total	$8,147	$1,645	$(529)	$(78)	$(2,218)	$(551)	$(341)	$6,075

At March 31, 2015, the non-performing commercial real estate category included eight loans, two of which were added during the current quarter, with one being transferred from potential problem loans.  The largest relationship in this category, which was added in a previous period, totaled $1.9 million, or 61.3%, of the total category, and is collateralized by a theater property in Branson, Mo.  One property in this category totaling $2.0 million was transferred to foreclosed assets during the quarter ended March 31, 2015.  The non-performing one- to four-family residential category included 26 loans, six of which were added during the current quarter.  There were nine properties in the one-to four-family category which were removed from non-performing during the quarter.  The non-performing consumer category included 69 loans, 25 of which were added during the quarter.  The non-performing commercial business category included five loans, two of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended March 31, 2015, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$1,312	$49	$—	$—	$—	$—	$(508)	$853
Subdivision construction	4,252	404	—	(109)	—	—	(404)	4,143
Land development	5,857	—	—	—	—	—	—	5,857
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,906	172	(117)	—	—	—	(18)	1,943
Other residential	1,956	—	—	—	—	—	—	1,956
Commercial real estate	8,043	—	—	(472)	—	—	(52)	7,519
Commercial business	1,435	123	(180)	(21)	—	—	(287)	1,070
Consumer	214	—	—	—	—	—	(10)	204

Total	$24,975	$748	$(297)	$(602)	$—	$—	$(1,279)	$23,545

At March 31, 2015, the commercial real estate category of potential problem loans included seven loans, all of which were added during previous periods.  The largest relationship in this category had a balance of $4.9 million, or 64.2% of the total category.  The relationship is collateralized by properties located near Branson, Mo.  The land development category of potential problem loans included three loans, all of which were added during previous periods.  The largest relationship in this category totaled $3.8 million, or 65.6% of the total category, and is collateralized by property in the Branson, Mo., area.  The subdivision construction category of potential problem loans included eight loans, one of which was added during the current quarter.  The largest relationship in this category, which is made up of four loans, had a balance totaling $3.5 million, or 85.1% of the total category, and is collateralized by property in southwest Missouri.  The other residential category of potential problem loans included one loan which was added in a previous period, and is collateralized by properties located in the Branson, Mo., area.  The one- to four-family residential category of potential problem loans included 24 loans, two of which were added during the current quarter.  The commercial business category of potential problem loans included seven loans, three of which were added in the current quarter.  The largest relationship in this category had a balance of $660,000, or 61.7% of the total category, and is collateralized primarily by automobiles.  The one-to four-family construction category of potential problem loans included three loans, all of which were to the same borrower, and all of which were added during the previous year.  These loans were collateralized by property in southwest Missouri and were all originated prior to 2008.  These loans are part of the same borrower relationship as the $3.5 million relationship in the subdivision construction category discussed above.

Activity in foreclosed assets, excluding $5.1 million in foreclosed assets covered by FDIC loss sharing agreements, $879,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $868,000 in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, $37,000 of other assets related to acquired loans, and $3.0 million in properties which were not acquired through foreclosure, during the quarter ended March 31, 2015, was as follows:

	Beginning Balance, January 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$223	$—	$(103)	$—	$—	$120
Subdivision construction	9,857	—	(78)	—	—	9,779
Land development	17,168	—	(306)	—	—	16,862
Commercial construction	—	—	—	—	—	—
One- to four-family residential	3,353	123	(1,071)	—	—	2,405
Other residential	2,625	—	—	8	—	2,633
Commercial real estate	1,632	2,032	—	—	—	3,664
Commercial business	59	—	(11)	—	—	48
Consumer	624	1,238	(1,030)	—	—	832

Total	$35,541	$3,393	$(2,599)	$8	$—	$36,343

At March 31, 2015, the land development category of foreclosed assets included 32 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 13.6% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 40.3% and 35.4% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 30 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $1.7 million, or 17.5% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 18.4% and 12.6% is located in Branson, Mo. and Springfield, Mo., respectively.  The commercial real estate category of foreclosed assets included eight properties, the largest of which was located in southeast Missouri and was added during the current quarter.  That property totaled $2.0 million, or 55.4% of the total category.  The other residential category of foreclosed assets included 12 properties, 10 of which were part of the same condominium community, which was located in Branson, Mo. and had a balance of $1.8 million, or 68.1% of the total category.  Of the total dollar amount in the other residential category of foreclosed assets, 86.7% was located in the Branson, Mo., area, including the largest properties previously mentioned.  The one-to four-family residential category of foreclosed assets included 16 properties, of which the largest relationship, with six properties in the Branson, Missouri area, had a balance of $936,000, or 38.9% of the total category.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 57.9% is located in Branson, Mo.

BUSINESS INITIATIVES

The Company's first banking center in Columbia, Mo., opened on April 20, 2015. The full-service banking center is located at 3200 S. Providence Road. Columbia, the home of the University of Missouri, is a growing market and is a regional medical hub and home to several large corporations.

Remodeling of a former bank office building purchased by the Company in 2014 in Leawood, Johnson County, Kan., a suburb of the Kansas City metropolitan market area, continues as planned. Scheduled to be open for business in the third quarter of 2015, the office will house the Kansas City commercial lending group, currently located in nearby Overland Park, Kan., and a retail banking center.  Additional space in the building is leased to tenants unrelated to the Company.

At the end of April 2015, the Company expects to launch an enhancement to its Mobile Banking app for smartphones with the introduction of Debit Card On/Off. The new security feature in the app gives account holders the ability to remotely activate and deactivate their debit cards. This functionality allows customers to respond quickly to a potentially lost or stolen card, significantly reducing the possibility of fraudulent transactions and other inconveniences.

Great Southern Bancorp, Inc. will hold its 26th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 6, 2015, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo. Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 27, 2015, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the Company's website, www.GreatSouthernBank.com, prior to the start of the meeting.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company's participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury's preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months ended March 31, 2015, and 2014, and the three months ended December 31, 2014, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2015	2014
Selected Financial Condition Data:	(In thousands)

Total assets	$4,066,927	$3,951,334
Loans receivable, gross	3,163,078	3,080,559
Allowance for loan losses	39,071	38,435
Other real estate owned, net	46,165	45,838
Available-for-sale securities, at fair value	344,084	365,506
Deposits	3,259,438	2,990,840
Total borrowings	343,051	514,014
Total stockholders' equity	428,863	419,745
Common stockholders' equity	370,920	361,802
Non-performing assets (excluding FDIC-assisted transaction assets)	42,418	43,688

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Selected Operating Data:	(In thousands)

Interest income	$47,906	$42,294	$49,077
Interest expense	3,781	4,328	3,559
Net interest income	44,125	37,966	45,518
Provision for loan losses	1,300	1,691	53
Non-interest income	(56)	924	1,398
Non-interest expense	27,242	25,894	31,168
Provision for income taxes	3,874	2,487	3,628
Net income	$11,653	$8,818	$12,067
Net income available to common shareholders	$11,508	$8,673	$11,923

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Per Common Share:

Net income (fully diluted)	$0.83	$0.63	$0.86
Book value	$26.93	$24.24	$26.30

Earnings Performance Ratios:
Annualized return on average assets	1.14%	0.96%	1.23%
Annualized return on average common stockholders' equity	12.63%	10.66%	13.43%
Net interest margin	4.82%	4.66%	5.08%
Average interest rate spread	4.73%	4.55%	4.99%
Efficiency ratio	61.82%	66.58%	66.44%
Non-interest expense to average total assets	2.67%	2.83%	3.18%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.31%	1.76%	1.34%
Non-performing assets to period-end assets	1.04%	1.48%	1.11%
Non-performing loans to period-end loans	0.19%	0.62%	0.26%
Annualized net charge-offs (recoveries) to average loans	0.09%	0.66%	(0.04)%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2015	December 31, 2014
Assets

Cash	$108,092	$109,052
Interest-bearing deposits in other financial institutions	169,977	109,595
Cash and cash equivalents	278,069	218,647

Available-for-sale securities	344,084	365,506
Held-to-maturity securities	450	450
Mortgage loans held for sale	14,521	14,579
Loans receivable (1), net of allowance for loan losses of $39,071 – March 2015; $38,435 - December 2014	3,120,897	3,038,848
FDIC indemnification asset	37,799	44,334
Interest receivable	11,357	11,219
Prepaid expenses and other assets	69,682	60,452
Other real estate owned (2), net	46,165	45,838
Premises and equipment, net	124,296	124,841
Goodwill and other intangible assets	7,070	7,508
Federal Home Loan Bank stock	8,566	16,893
Current and deferred income taxes	3,971	2,219

Total Assets	$4,066,927	$3,951,334

Liabilities and Stockholders' Equity

Liabilities
Deposits	$3,259,438	$2,990,840
Federal Home Loan Bank advances	92,618	271,641
Securities sold under reverse repurchase agreements with customers	218,191	168,993
Short-term borrowings	1,313	42,451
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	982	1,067
Advances from borrowers for taxes and insurance	6,159	4,929
Accounts payable and accrued expenses	28,434	20,739
Total Liabilities	3,638,064	3,531,589

Stockholders' Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2015 and December 2014 – 57,943 shares	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2015 – 13,773,576 shares; December 2014 – 13,754,806 shares	138	138
Additional paid-in capital	22,657	22,345
Retained earnings	341,283	332,283
Accumulated other comprehensive gain	6,842	7,036
Total Stockholders' Equity	428,863	419,745

Total Liabilities and Stockholders' Equity	$4,066,927	$3,951,334

(1)
At March 31, 2015 and December 31, 2014, includes loans, net of discounts, totaling $275.0 million and $286.6 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of March 31, 2015 and December 31, 2014, also includes $24.8 million and $26.9 million, respectively, of non- single-family loans, net of discounts, acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  As of March 31, 2015 and December 31, 2014, also includes $21.9 million and $23.1 million, respectively, of non- single-family loans, net of discounts, acquired in the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  In addition, as of March 31, 2015 and December 31, 2014, includes $116.4 million and $122.0 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction on June 20, 2014, which are not covered by an FDIC loss sharing agreement.

(2)
At March 31, 2015 and December 31, 2014, includes foreclosed assets, net of discounts, totaling $5.1 million and $5.6 million, respectively, which are subject to FDIC support through loss sharing agreements. At March 31, 2015 and December 31, 2014, includes $879,000, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  At March 31, 2015 and December 31, 2014, includes $868,000 and $778,000, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at March 31, 2015 and December 31, 2014, includes $3.0 million and $2.9 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Interest Income
Loans	$45,949	$39,308	$46,901
Investment securities and other	1,957	2,986	2,176
	47,906	42,294	49,077
Interest Expense
Deposits	3,162	2,660	2,928
Federal Home Loan Bank advances	447	975	464
Short-term borrowings and repurchase agreements	21	557	18
Subordinated debentures issued to capital trust	151	136	149
	3,781	4,328	3,559

Net Interest Income	44,125	37,966	45,518
Provision for Loan Losses	1,300	1,691	53
Net Interest Income After Provision for Loan Losses	42,825	36,275	45,465

Noninterest Income
Commissions	281	281	253
Service charges and ATM fees	4,644	4,168	5,011
Net gains on loan sales	940	549	1,433
Net realized gains on sales of available-for-sale securities	—	73	1,176
Late charges and fees on loans	349	314	573
Net change in interest rate swap fair value	(92)	(103)	(122)
Accretion (amortization) of income related to business acquisitions	(6,895)	(6,388)	(7,807)
Other income	717	2,030	881
	(56)	924	1,398

Noninterest Expense
Salaries and employee benefits	14,577	13,017	14,661
Net occupancy expense	6,054	5,403	6,755
Postage	888	793	1,006
Insurance	979	926	1,018
Advertising	432	731	713
Office supplies and printing	338	290	414
Telephone	765	736	755
Legal, audit and other professional fees	624	934	727
Expense on foreclosed assets	385	850	2,462
Partnership tax credit	420	453	420
Other operating expenses	1,780	1,761	2,237
	27,242	25,894	31,168

Income Before Income Taxes	15,527	11,305	15,695
Provision for Income Taxes	3,874	2,487	3,628
Net Income	11,653	8,818	12,067

Preferred Stock Dividends	145	145	144

Net Income Available to Common Shareholders	$11,508	$8,673	$11,923

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Earnings Per Common Share
Basic	$0.84	$0.64	$0.87
Diluted	$0.83	$0.63	$0.86

Dividends Declared Per Common Share	$0.20	$0.20	$0.20

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $953,000 and $601,000 for the three months ended March 31, 2015, and 2014, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2015(1)	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.53%	$462,704	$9,910	8.69%	$439,624	$9,121	8.41%
Other residential	4.52	425,960	5,629	5.36	355,880	5,318	6.06
Commercial real estate	4.37	1,035,289	12,677	4.97	870,384	11,880	5.54
Construction	3.86	319,136	3,736	4.75	211,075	2,605	5.01
Commercial business	4.59	324,153	5,235	6.55	271,038	3,583	5.36
Other loans	5.09	527,245	8,156	6.27	329,438	6,163	7.59
Industrial revenue bonds	5.23	44,079	606	5.58	45,900	638	5.63

Total loans receivable	4.64	3,138,566	45,949	5.94	2,523,339	39,308	6.32

Investment securities	2.74	370,311	1,883	2.06	558,725	2,906	2.11
Other interest-earning assets	0.11	207,043	74	0.15	219,712	80	0.15

Total interest-earning assets	4.24	3,715,920	47,906	5.23	3,301,776	42,294	5.19
Non-interest-earning assets:
Cash and cash equivalents		103,964			92,331
Other non-earning assets		254,288			269,901
Total assets		$4,074,172			$3,664,008

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.20	$1,432,061	722	0.20	$1,379,002	768	0.23
Time deposits	0.81	1,189,403	2,440	0.83	977,239	1,892	0.79
Total deposits	0.48	2,621,464	3,162	0.49	2,356,241	2,660	0.46
Short-term borrowings and repurchase agreements	0.02	224,708	21	0.04	209,252	557	1.08
Subordinated debentures issued to capital trust	1.82	30,929	151	1.98	30,929	136	1.79
FHLB advances	1.68	207,784	447	0.87	126,458	975	3.13

Total interest-bearing liabilities	0.49	3,084,885	3,781	0.50	2,722,880	4,328	0.64
Non-interest-bearing liabilities:
Demand deposits		537,651			530,288
Other liabilities		24,642			22,091
Total liabilities		3,647,178			3,275,259
Stockholders' equity		426,994			388,749
Total liabilities and stockholders' equity		$4,074,172			$3,664,008

Net interest income:
Interest rate spread	3.75%		$44,125	4.73%		$37,966	4.55%
Net interest margin*				4.82%			4.66%
Average interest-earning assets to average interest-bearing liabilities		120.5%			121.3%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)	The yield/rate on loans at March 31, 2015, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended March 31, 2015.